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                    July 2, 2020

       Cielo Hernandez
       Senior Vice President & Chief Financial Officer
       South Jersey Industries, Inc.
       1 South Jersey Plaza
       Folsom, NJ 08037


                                                        Re: South Jersey
Industries, Inc.
                                                            File No. 001-06364
                                                            South Jersey Gas
Company
                                                            File No. 000-22211
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 27,
2020

       Dear Ms. Hernandez:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation